UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. ______)

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☐	Soliciting Material Under Rule 14a-12

IntegraMed America, Inc.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 20, 2010

Dear Stockholder:

It is my pleasure to invite you to the 2010 Annual Meeting of Stockholders of IntegraMed America, Inc.  The meeting will be held at 10:00 a.m. (local time) on Tuesday, May 25, 2010, at the Company’s corporate offices at Two Manhattanville Road, 3rd Floor, Purchase, New York 10577.

The following pages contain the formal Notice of Annual Meeting of Stockholders and the Proxy Statement. Please review this material for information concerning the business to be conducted at the meeting, which is the election of seven directors named in the enclosed Proxy Statement for a term of one year and the approval to amend and restate our Certificate of Incorporation increasing the number of authorized shares of common stock, par value $0.01 per share, from 15,000,000 to 20,000,000.  You will also have the opportunity to hear what has happened in our business in the past year and to ask questions. You will find detailed information about the Company in the enclosed 2009 Annual Report to Stockholders.

We hope you can join us on May 25, 2010.  Whether or not you can attend, please read the enclosed Proxy Statement.  When you have done so, please mark your votes on the enclosed Proxy Card, sign and date the Proxy Card, and return it in the enclosed envelope.  Your vote is important to the Company, so please return your Proxy Card promptly.

Sincerely,

/s/ Jay Higham
Jay Higham
President & Chief Executive Officer

INTEGRAMED AMERICA, INC.
Two Manhattanville Road
Purchase, New York 10577

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 25, 2010

To the Stockholders:

Notice is hereby given that the Annual Meeting of the Stockholders of IntegraMed America, Inc. (the “Company”) will be held on Tuesday, May 25, 2010 at 10:00 a.m. local time, at the Company’s headquarters, Two Manhattanville Road, 3rd Floor, Purchase, New York 10577.  The meeting is called for the following purposes:

1.           To elect seven directors named in the enclosed Proxy Statement for a term of one year;

2.           To amend and restate the Company’s Restated Certificate of Incorporation increasing the number of authorized shares of common stock, par value $0.01 per share, from 15,000,000 to 20,000,000; and

3.           To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Only stockholders of record at the close of business on Friday, March 26, 2010 are entitled to notice of, and to vote at, the meeting.

A copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2009 is being provided with this Notice of Annual Meeting of Stockholders and Proxy Statement and is available online as indicated below.

All stockholders are cordially invited to attend the meeting.  However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy Card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has returned the Proxy Card.

/s/ Claude E. White
Claude E. White
Vice President, General Counsel & Secretary

April 20, 2010

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 25, 2010 – Our Proxy Statement, Proxy Card and Annual Report to Stockholders are available at http://www.integramed.com under the heading “Investors –Annual Meeting”

INTEGRAMED AMERICA, INC.
Two Manhattanville Road
Purchase, New York 10577
914-253-8000

PROXY STATEMENT

For the Annual Meeting of Stockholders
To Be Held on Tuesday, May 25, 2010

Solicitation of Proxy

This Proxy Statement is furnished to stockholders of IntegraMed America, Inc. (the “Company”) in connection with the solicitation by the Company’s Board of Directors of proxies for use at the Annual Meeting of Stockholders of the Company (“Annual Meeting”) to be held at the Company’s principal executive offices at Two Manhattanville Road, Purchase, New York 10577 on Tuesday, May 25, 2010 at 10:00 a.m., and any postponements or adjournments of the Annual Meeting.

Mailing Date

The Annual Report of the Company for 2009, including financial statements, the Notice of Annual Meeting of Stockholders, this Proxy Statement, and the Proxy Card are first being sent or given to stockholders on or about April 20, 2010.

Who Can Vote — Record Date

The record date for determining stockholders entitled to notice of and to vote at the Annual Meeting is March 26, 2010.  Each of the 11,703,400 shares of Common Stock, par value $.01 per share (the “Common Stock”), of the Company issued and outstanding on the record date is entitled to one vote at the Annual Meeting.

How to Vote

If at the close of business on March 26, 2010 your shares of Common Stock were registered directly in your name with the Company’s transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or you may vote by mailing in your Proxy Card. Whether or not you plan to attend the Annual Meeting in person, we urge you to complete, sign, date and mail your Proxy Card to ensure that your vote is counted.

If at the close of business on March 26, 2010 your shares of Common Stock were held in “street name”, you must vote your shares of Common Stock in the manner prescribed by your broker.  You are invited to attend the Annual Meeting; however, you may not vote your shares of Common Stock in person at the Annual Meeting unless you request and obtain a valid proxy from your broker.

In voting on the Directors, you may specify whether your shares should be voted for all, some, or none of the nominees for director.

If you do not specify on your proxy card how you want to vote your shares, we will vote them “FOR” the election of all nominees for director as set forth under “Election of Directors For a Term of One Year” and “FOR” the approval of the amendment to the Restated Certificate of Incorporation as set forth under “Approval to Amend and Restate the Restated Certificate of Incorporation.”

 Revocation of Proxies

You may revoke your Proxy at any time before it is exercised in any of three ways:

(1)	by submitting written notice of revocation to the Company’s Secretary, which must be received prior to the Annual Meeting;

(2)	by submitting a new Proxy by mail that is dated later in time and properly signed; or

               (3)           by voting in person at the Annual Meeting.

Quorum

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will exist if the holders of a majority of the votes entitled to vote at the Annual Meeting are present, in person or represented by proxy.  Broker “non-votes” and abstentions are counted as present at the Annual Meeting for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Required Vote

Election of Directors.  Persons receiving a plurality of the voted shares present in person or represented by proxy at the Annual Meeting will be elected directors, meaning the individuals receiving the greatest number of votes will be elected to serve as directors. Shares not voted (whether abstention, broker “non-votes” or otherwise) have no effect on the election.  If any nominee is unable or declines to serve, proxies will be voted for the balance of those named and such person as shall be designated by the Board to replace any such nominee.  However, the Board of Directors does not anticipate that this will occur.

Approval to Amend and Restate the Restated Certificate of Incorporation.  The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy is required to approve amending and restating the Company’s Restated Certificate of Incorporation.  As a result, shares not voted (whether abstention, broker “non-votes” or otherwise) will have the same effect as a vote “AGAINST” the amendment to the Company’s Restated Certificate of Incorporation.

 Effect of Not Casting Your Vote

If you hold your shares in “street name”, it is critical that you cast your vote if you want it to count in the election of directors. In the past, if you held your shares in “street name” and you did not indicate how you wanted your shares voted in the election of directors, your broker was allowed to vote those shares on your behalf in the election of directors as it felt appropriate. Recent regulatory changes have been made to take away the ability of your broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in “street name” and you do not instruct your broker how to vote in the election of directors, no votes will be cast on your behalf. Your broker will also not have discretion to vote uninstructed shares on the proposal to approve amending and restating the Company’s Restated Certificate of Incorporation.  If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the proposals at the Annual Meeting.

Voting Results

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K within four business days of the Annual Meeting.

Other Business

The Company does not intend to bring any business before the Annual Meeting other than that set forth in the Notice of Annual Meeting and described in this Proxy Statement.  However, if any other business should properly come before the Annual Meeting, the persons named in the enclosed proxy card intend to vote in accordance with their best judgment on such business and any matters dealing with the conduct of the Annual Meeting pursuant to the discretionary authority granted by your proxy.

SECURITY OWNERSHIP

The following table sets forth, as of April 1, 2010, certain information concerning the stock ownership of all persons known by the Company to own beneficially 5% or more of the shares of Common Stock, each director, each executive officer named on the “Summary Compensation Table”, and all directors and executive officers of the Company as a group. Except as indicated in the footnotes to this table, we believe that each person has sole voting and dispositive power with respect to all shares attributable to such person.

Beneficial Owners	Shares of Common Stock Beneficially Owned (1)		Percent of Common Stock Outstanding

Peter R. Kellogg	3,221,286	(2)	27.5%
IAT Reinsurance Company Ltd.
120 Broadway
New York, NY 1027

Blue TSV I, LTD	1,175,374	(3)	10.0%
c/o Maple Corporate Services Limited
PO Box 309, Ugland House
Grand Cayman E9 KY1- 1104

Officer and Director Stock Ownership

Jay Higham	182,471	(4)	1.5%
John W. Hlywak, Jr.	120,782	(4)	1.0%
Pamela Schumann	27,173	(4)	*
Joseph J. Travia, Jr.	44,912	(4)	*
Daniel P. Doman	16,973		*

Kush K. Agarwal	146,871		1.3%
Gerardo Canet	44,777		*
Wayne R. Moon	51,005	(4)	*
Lawrence J. Stuesser	71,399	(4)	*
Elizabeth E. Tallett	88,407	(4)	*
Yvonne S. Thornton, M.D.	23,551		*

All executive officers and directors
as a group (16 persons)	872,961	(5)	7.3%

*	Represents less than 1% of outstanding shares of Common Stock.

(1)
For the purposes of this Proxy Statement, beneficial ownership is defined in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and generally means the power to vote and/or to dispose of the securities regardless of any economic interest therein.

(2)
Based on a Form 4 filed with the Commission on March 2, 2010.  Represents 202 shares of our Common Stock owned by Peter R. Kellogg and 3,221,084 shares of our Common Stock owned by IAT Reinsurance Company Ltd. (“IAT”). Peter R. Kellogg is the sole owner of IAT’s voting stock.

(3)	Based on a Form 4 filed with the Commission on September 8, 2009.

(4)
Includes exercisable options to purchase shares of our common stock within 60 days of April 1, 2010 as follows: Wayne R. Moon — 10,156; Lawrence J. Stuesser — 10,156; Elizabeth E. Tallett — 10,156; Jay Higham — 17,834; John W. Hlywak, Jr. — 8,917; Daniel P. Doman — 7,350; Pamela Schumann — 8,917; and Joseph J. Travia, Jr. — 8,917.

(5)
Includes 88,377 exercisable options to purchase shares of our common stock within 60 days of April 1, 2010, including 5,974 exercisable options held by an executive officer not named above.  The address for each of our executive officers is c/o IntegraMed America, Inc., Two Manhattanville Road, Purchase, NY   10577.

  Proposal 1

ELECTION OF DIRECTORS FOR A TERM OF ONE YEAR

Each of the nominees is currently a director of the Company.  The Board of Directors recommends that the persons named below be elected as directors of the Company and it is intended that your proxy will be voted for the election as directors of the seven persons named below, unless your proxy contains contrary instructions. The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.  However, in the event that any nominee should become unable or unwilling to serve as a director, your proxy will be voted for the election of such person or persons as shall be designated by the Board of Directors.

The following sets forth the names and ages of the seven nominees for election to the Board of Directors, their respective principal occupations or employments during the past five years, the period during which each has served as a director of the Company and additional information considered in connection with the nomination of the directors for election as directors at the Annual Meeting.

Kush K. Agarwal (62) became a director of the Company effective August 8, 2007.  He served as President of Vein Clinics of America, Inc., which was acquired by the Company on August 8, 2007, since joining Vein Clinics of America in August 1987 until he resigned on May 15, 2008. Mr. Agarwal currently serves as a Board member for Pardada Pardadi Educational Society, a non-profit organization working for rural development in India through the empowerment of rural women.  Mr. Agarwal has a Master of Science in Industrial Administration from Carnegie-Mellon University, a Master of Science in Applied Analysis and Operations Research from the State University of New York and a Bachelor of Technology in Mechanical Engineering from Indian Institute of Technology.  Mr. Agarwal’s extensive expertise, experience and background in developing and managing healthcare service businesses, including his prior position as President of Vein Clinics of America, provides the Board of Directors with valuable insight regarding the development and management  of the Company’s business and operations.

Gerardo Canet (63) served as Chief Executive Officer of the Company from February 14, 1994 to December 31, 2005 and has been a director of the Company since February 14, 1994. Mr. Canet resigned as Chief Executive Officer effective December 31, 2005, but continues to serve as Chairman of the Board.  Mr. Canet has been a director of Dendreon Corporation since December 1996. He earned a B.A. in Economics from Tufts University and an M.B.A. from Suffolk University. Mr. Canet’s extensive knowledge of our business and his current position as our Chairman of the Board and former position as Chief Executive Officer of the Company, brings substantial value to the Board.

Jay Higham (51) became President and Chief Executive Officer of the Company, effective January 1, 2006 and was President and Chief Operating Officer of the Company since June 2004. He was appointed a director of the Company, effective January 24, 2006.  In October 1994, Mr. Higham joined the Company as Vice President of Marketing and Development and in January 1999, was promoted to Senior Vice President of Marketing and Development.  Mr. Higham currently serves as a board member of Stamford Health System, a non-profit health care system in Stamford, Connecticut and as a board member of Nixon Uniform Services, Inc., a medical apparel and linen rental company based in New Castle, Delaware.  Mr. Higham earned a B.S. in Psychology from the University of Rochester and an M.H.S.A. from George Washington University. As a result of his current position as President and Chief Executive Officer of the Company, Mr. Higham brings to the Board an extensive knowledge of the Company’s business and operations.

Wayne R. Moon (70) became a director of the Company in May 2001.  Mr. Moon joined Kaiser Foundation Health Plan, Inc. in 1970 and was subsequently elected President, Chief Operating Officer and Director.  In September 1993, Mr. Moon was appointed President and Chief Executive Officer of Blue Shield of California and a member of its Board of Directors and, later, Chairman.  Mr. Moon retired from Blue Shield in January 2000. Until recently, he served as Chairman of the Board of RelayHealth, Inc. He serves on various corporate and civic boards, including Varian, Inc. and the California State Automobile Association.  Mr. Moon earned a B.B.A. and a Masters in Hospital Administration from the University of Michigan.  Mr. Moon has extensive experience and knowledge of the health care industry, particularly health insurance and health related companies, and finance. In light of Mr. Moon’s particular health care industry and finance experience and knowledge, his insight is extremely relevant to the Company’s business and operations and makes him a valuable asset to the Board of Directors, the Audit Committee, the Compensation Committee and the Governance and Nominating Committee (where he serves as Chairperson).

Lawrence J. Stuesser (68) became a director of the Company in April 1994.  Since June 1999, Mr. Stuesser has been a private investor. From June 1996 to May 1999, Mr. Stuesser was the President and Chief Executive Officer and a director of Computer People Inc., the U.S. subsidiary of London-based Delphi Group plc, of which he was also a director.  Mr. Stuesser was a director of American Retirement Corporation from May 1997 to July 2006 and served as the Chair of its audit committee.  Early in his career, Mr. Stuesser qualified as a certified public accountant and served as an audit manager with Alexander Grant & Company, an accounting firm. Mr. Stuesser holds a B.B.A. in accounting from St. Mary’s University.  Mr. Stuesser’s brings to the Board significant experience with regard to the Company’s business, accounting and financial matters, as well as previous experience as Chief Executive Officer of a healthcare company and as a member of the board of directors of a  public company  This experience makes him a valuable asset to the Board of Directors, the Audit Committee (where he serves as Chairperson and “audit committee financial expert”), the Compensation Committee and the Governance and Nominating Committee.

Elizabeth E. Tallett (61) became a director of the Company in June 1998.  Since July 2002, Ms. Tallett has been a Principal of Hunter Partners, LLC, which provides management services to developing life sciences companies.  Ms. Tallett is a director of The Principal Financial Group, Inc., Varian, Inc., Coventry Health Care, Inc. and Meredith Corp. Inc.  Ms. Tallett graduated from Nottingham University with degrees in Mathematics and Economics. The Board believes that her extensive knowledge of the biotechnology, pharmaceutical and life sciences industries helps it better understand health care costs, research and treatments. Previously, Ms. Tallett served as President and Chief Executive Officer of TransCell Technologies, Inc.; as President of Centocor Pharmaceuticals; as a member of the Parke-Davis Executive Committee; and as Director of Worldwide Strategic Planning for Warner-Lambert.  Her executive experience enables her to provide depth of knowledge on issues of marketing, operations and acquisitions. The Board also considered Ms. Tallett’s extensive knowledge of accounting and financial matters, as well as previous experience as a member of the board of directors of a public company.  This experience makes her a valuable asset to the Board of Directors, the Audit Committee, the Compensation Committee (where she serves as Chairperson) and the Governance and Nominating Committee.

Yvonne S. Thornton, M.D., M.P.H. (62) became a director of the Company in January 2006. Dr. Thornton is a double board-certified specialist in obstetrics, gynecology and maternal-fetal medicine. Currently, Dr. Thornton is a perinatal consultant at Westchester Medical Center in New York. Dr. Thornton is a former Professor of Clinical Obstetrics and Gynecology at Cornell (Weill) Medical College and Vice-Chair of the Department of OB/GYN and Director of Maternal-Fetal Medicine at Jamaica Hospital Medical Center in New York City, where she served from 2002 to 2005. Dr. Thornton is a Diplomate of the American Board of Obstetrics and Gynecology, a Fellow of the American College of Surgeons and an Oral Examiner for the American Board of Obstetrics and Gynecology. After graduating with honors from Monmouth College in New Jersey, she received her M.D. with honors from Columbia University College of Physicians and Surgeons. Dr. Thornton also received her Executive Masters (M.P.H.) degree in Health Policy and Management from Columbia University.  Dr. Thornton’s extensive clinical and medical experience provides the Board of Directors with a medical proficiency that is very relevant to the Company’s business and operations and makes her a valuable asset to the Board of Directors, the Audit Committee, the Compensation Committee and the Governance and Nominating Committee.

The Board of Directors recommends a vote “FOR” each nominee listed above. Your proxy will be voted in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the nominees listed above.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Directors are elected by the Company’s stockholders at each annual meeting or, in the case of a vacancy, are appointed by the directors then in office, to serve until the next annual meeting of stockholders or until their successors are elected and qualified.  During 2009, the Board of Directors held four regular meetings.  Each director attended at least 75% of the aggregate of all meetings of (i) the Board of Directors and (ii) the committees thereof on which each director served during 2009. In 2009, the independent directors of the Board of Directors met four times in executive session.

The Board of Directors has determined that Messrs. Moon and Stuesser, Ms. Tallett and Dr. Thornton are independent directors in accordance with Rule 5605(a)(2) of the NASDAQ Listing Rules because none of them is believed to have any relationships that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out their responsibilities as a director. In addition, our Board of Directors has also determined that Mr. Sarason Liebler, who ceased being a member of our Board of Directors on May 12, 2009 because he had reached the mandatory retirement age of 72 under our corporate governance guidelines, was an independent director in accordance with NASDAQ Listing Rule 5605(a)(2). Our Board of Directors considered the $57,533 of consulting fees that were paid by us to Mr. Liebler in 2008 when determining his independence.

 The Board of Directors has risk oversight responsibility for the Company and administers this responsibility both directly and with assistance from its committees. The Board of Directors oversees the Company’s risk management process through regular discussions of the Company’s risks with senior management both during and outside of regularly scheduled Board of Directors meetings. In addition, the Audit Committee assists the Board of Directors by administering the Company’s risk management process with respect to risks relating to the Company’s accounting and financial controls.

Our Board of Directors has no policy with regard to the separation of  the offices of Chairman of the Board and Chief Executive Officer.  The current leadership structure separates these two offices.

Stockholders may communicate directly with the directors. All communications should be sent in care of the Secretary of the Company at the Company’s address at Two Manhattanville Road, Purchase, New York 10577 and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors, for non-employee directors or a particular committee of the Board. If no director or committee is specified, the communication will be forwarded to the entire Board.

The Company does not have a policy requiring the directors to attend stockholder meetings; however, all of our directors attended the 2009 annual meeting of stockholders. It is expected that all of our directors will attend the 2010 Annual Meeting.

Committees Of The Board

The Board of Directors maintains three standing Committees:  Audit Committee, Compensation Committee, and Governance and Nominating Committee whose members are set forth below:

Audit	Compensation**	Governance and Nominating**

Wayne R. Moon	Wayne R. Moon	Wayne R. Moon*
Lawrence J. Stuesser*	Lawrence J. Stuesser	Lawrence J. Stuesser
Elizabeth E. Tallett	Elizabeth E. Tallett*	Elizabeth E. Tallett
Yvonne S. Thornton, M.D.	Yvonne S. Thornton, M.D.	Yvonne S. Thornton, M.D.

*Committee Chairperson
**Mr. Sarason Liebler served as a member of the Compensation Committee and the Governance and Nominating Committee until May 12, 2009, when he ceased being a member of the Board, the Compensation Committee and the Governance and Nominating Committee because he had reached the mandatory retirement age of 72 under the Company’s corporate governance guidelines.

Audit Committee

The Audit Committee is charged by the Board of Directors to (i) study, review and evaluate the Company’s accounting, auditing and financial reporting practices, including the internal controls and audit functions, (ii) assess the Company’s compliance with legal and regulatory requirements, and (iii) select the independent auditors and review their qualifications, independence and performance, while being the focal point for communications between the Board of Directors, management and the independent auditors. More specifically, the Audit Committee pre-approves all audit and non-audit services to be performed by the independent auditors, reviews the scope and results of the audit of the Company’s financial statements, reviews financial statements and periodic filings with the Commission, and discusses the same with management.

Each Audit Committee member is an independent director, as defined in NASDAQ Listing Rule 5605(a)(2).  Our Board of Directors has determined that in addition to being independent, Mr. Stuesser is an “audit committee financial expert” as such term is defined in Item 407 of Regulation S-K promulgated by the Commission.  Our Board of Directors has adopted a written charter for the Audit Committee.  A copy of the Audit Committee charter is available to stockholders at the Company’s website http://www.integramed.com under the heading “Investors – Board Committees.”

The Audit Committee held four regular meetings and four telephonic meetings in 2009.

Compensation Committee

The Compensation Committee, under a delegation of authority from the Board of Directors, reviews and makes decisions with respect to salaries, wages, bonuses, equity awards and other benefits and incentives for executive officers of the Company. The Compensation Committee held four regular meetings in 2009.

The Compensation Committee has a charter, a copy of which is available to stockholders at the Company’s website http://www.integramed.com under the heading “Investors – Board Committees.”

Compensation Committee Interlocks and Insider Participation

From January 1, 2009 through May 12, 2009, the members of the Compensation Committee were Ms. Tallett (chairperson), Messrs. Liebler, Moon and Stuesser and Dr. Thornton. Mr. Liebler ceased being a member of our board of directors and the Compensation Committee on May 12, 2009 because he had reached the mandatory retirement age of 72 under our corporate governance guidelines. After May 12, 2009, the remaining members continued as the members of the Compensation Committee. All of the individuals listed above are, or, in the case of Mr. Liebler, were, independent directors, as defined in NASDAQ Listing Rule 5605(a)(2). None of the individuals listed above has ever been an officer or employee of us or any of our subsidiaries. During 2009, none of our executive officers served on the Compensation Committee or board of directors of any other entity that had any executive officer who also served on the Compensation Committee of our Board of Directors or our Board of Directors.

Governance and Nominating Committee

The Board of Directors maintains a Governance and Nominating Committee consisting of independent directors as defined by NASDAQ Listing Rule 5605(a)(2). The primary purpose of the Governance and Nominating Committee is to provide oversight on the broad range of issues surrounding the composition and operation of the Board of Directors, including identifying individuals qualified to become Board members, recommending to the Board director nominees for the next annual meeting of stockholders, and recommending to the Board a set of corporate governance principles applicable to the Company. Although the Governance and Nominating Committee has not adopted a formal diversity policy, it evaluates each prospective director in the context of the Board as a whole, with the objective of recommending directors that as a group can best promote the success of the Company, represent the stockholder interests and fulfill the Board’s legal and fiduciary responsibilities through the exercise of sound judgment, using its diversity of experience.  In determining whether to recommend a director for re-election, the Governance and Nominating Committee also considers the director’s past attendance at meetings and participation in and contributions to the Board and its Committees.  Set forth above under “Election of Directors for a Term of One Year,” with respect to each nominee for director, is the specific experience, qualifications, attributes and skills that led the Governance and Nominating Committee to conclude that such nominee should serve as a director of the Company from the Annual Meeting until the 2011 annual meeting of stockholders or until his or her successor is elected or qualified.  The Governance and Nominating Committee also provides assistance to the Board in the areas of Committee selection, evaluation of the overall effectiveness of the Board and management, and review and consideration of developments in corporate governance practices. The Committee’s goal is to assure that the composition, practices, and operation of the Board contribute to value creation and effective representation of the Company stockholders. The Governance and Nominating Committee held four meetings in 2009.

The Governance and Nominating Committee will consider candidates for board membership whose qualifications, including business experience and skills, lend themselves to advancing the Company’s best interests. There are no minimum qualifications.    Stockholders may recommend candidates for consideration by the Governance and Nominating Committee by writing to the “Chairperson, Governance and Nominating Committee, c/o IntegraMed America, Inc., Two Manhattanville Road, Purchase, New York 10577.”  Such recommendations for the 2011 annual meeting of stockholders must be received by the Company between January 25, 2011 and February 24, 2011.  The Governance and Nominating Committee will evaluate candidates recommended by stockholders in the same manner as candidates identified by any other source. The Governance and Nominating Committee’s process for identifying and evaluating nominees for director, including nominees recommended by stockholders, includes background and reference checks, together with personal interviews.

The Governance and Nominating Committee has a charter, a copy of which is available to stockholders at the Company’s website http://www.integramed.com under the heading “Investors – Board Committee.”

DIRECTOR COMPENSATION

In 2009, non-employee directors of the Company were paid an annual retainer of $30,000 and a fee of $2,000 for each regularly scheduled meeting of the Board attended and for any special or committee meeting not coinciding with a regularly scheduled Board meeting. The chairpersons of the Compensation Committee and the Governance and Nominating Committee were paid $7,000 each for serving as chairperson and the Chairperson of the Audit Committee was paid $10,000 for serving as chair of the Audit Committee. Directors were also reimbursed for reasonable travel expenses incurred in attending meetings.  Additionally, non-employee directors were granted, as part compensation for services rendered, 6,531 shares of Common Stock, with a market value of $6.89 per share, or $45,000, based on the closing price per share of the Company’s Common Stock on the date of the grant which was January 2, 2009 as reported by the NASDAQ Global Market, with vesting upon grant. Directors who are also executive officers are not compensated for their services as directors.

The Company’s philosophy regarding director compensation is to recognize that in order to attract and retain directors who are willing to contribute time and talent to the Company, it is important to compensate competitively such persons. With that philosophy in mind, the Company attempts to provide fair cash compensation for a company of its size and also provide directors with “skin in the game” by awarding, as part compensation, stock in the Company. With Common Stock as part of a director’s compensation, the resulting objective is to enable directors to align their interests with stockholders and appreciate the importance of improving stock performance and providing investors with long-term gains. Directors are not paid for their roles on Committees, other than as serving as Chairperson and for attending meetings of such Committees not coinciding with a regularly scheduled meeting of the Board of Directors.  Committees meet in conjunction with Board meetings and accordingly, the Company believes there should not be additional compensation for Committee involvement, unless a meeting of such Committee does not coincide with a regularly scheduled meeting of the Board of Directors. Because Committee chairpersons are expected to interact more with management, they are compensated for the additional time.

Directors are required to own Company Common Stock equal to five times the annual retainer fee in effect for the year of a director’s first appointment or election; however, a director has five years to achieve this requirement.  Once this requirement is met, a director need not adjust the number of shares owned based on the fluctuation of the market price of the Company Common Stock.  As of the date of this Proxy Statement, all directors have met this requirement.

The following table sets forth a summary of the compensation paid or accrued by the Company during the year ended December 31, 2009 for the Company’s directors, but excludes any management director whose compensation is reflected on the “Summary Compensation Table”  for Named Executive Officers (as defined below):

DIRECTOR COMPENSATION FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009

Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation (2)	Total

Kush Agarwal	$38,000	$45,000	–	$83,000
Gerardo Canet	$63,000	$45,000	$36,000	$144,000
Sarason Liebler(3)	$19,000	$45,000	–	$64,000
Wayne R. Moon	$45,000	$45,000	–	$90,000
Lawrence J. Stuesser	$48,000	$45,000	–	$93,000
Elizabeth E. Tallett	$45,000	$45,000	–	$90,000
Yvonne Thornton, M.D.	$38,000	$45,000	–	$83,000

(1)
Represents the grant of 6,531 shares of Common Stock to each of the directors as indicated above on January 2, 2009, with a fair market value of $6.89 per share.  All of these grants vested immediately.

(2)
Pursuant to his consulting agreement, dated February 2, 2009, effective January 1, 2009, Mr. Canet agreed to provide us with consulting services two days per month during the period from January 1, 2009 through December 31, 2009 and received an amount from us equal to $36,000 in 12 equal installments of $3,000 per month.  The consulting agreement with Mr. Canet was not renewed after December 31, 2009.

(3)	Mr. Liebler ceased being a member of our Board of Directors on May 12, 2009 because he had reached the mandatory retirement age of 72 under our corporate governance guidelines.

At December 31, 2009, our directors, as a group, excluding Mr. Higham, held outstanding options to purchase 40,624 shares of our Common Stock and also held an aggregate of 39,186 shares of our Common Stock pursuant to stock awards made during 2009.

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

The following sets forth the business experience of the executive officers of the Company:

Jay Higham (51) Mr. Higham’s business experience is set forth under the business experience of Company directors.

John W. Hlywak, Jr. (62) joined the Company in July 1999 as its Senior Vice President and Chief Financial Officer and was named Executive Vice President and Chief Financial Officer in March 2006. Mr. Hlywak is a C.P.A. and has a B.S. degree in Accounting from Widener University.

Daniel P. Doman (48) joined the Company in August of 2007 with the acquisition of Vein Clinics of America, Inc (“VCA”).  Since May 2008, he has served as the President of the Company’s Vein Clinics Division. Previously, Mr. Doman was the Chief Financial Officer of VCA from April 2006 to May 2008. Prior to joining VCA, from April 2003 to March 2006 he was Managing Director of Health Dimension Group, a national, integrated senior living and healthcare management and consulting firm.  He has a Bachelor’s degree in accounting and finance from Loyola University of Chicago.

Angela Gizinski (60) joined the Company in April 2006 as Vice President, Human Resources.  For more than 3 years prior to joining the Company, Ms. Gizinski was Director, Human Resources with Sara Lee Branded Apparel, now known as Hanesbrands, Inc.  Ms. Gizinski has an Associate’s Degree from Bay Path Junior College and a BA in Human Resource Management from Fairfield University.

Vijay Reddy (43) serves as the Company’s Vice President, Information Systems. Before joining the Company in 2003 as Manager of Technical Operations, Mr. Reddy was Director of Infrastructure & Technology for Lifetime Television in New York. He also has held management positions in Information Systems with Martha Stewart Living Omnimedia, Conde Nast Publications, Viacom and Schlumberger. Mr. Reddy has a Bachelor’s degree in Computer Science from St. John’s University, and he is a certified IEEE Computer Systems Engineer.

Pamela Schumann (44) was appointed President of the Company’s Consumer Services Division in September 2007. Prior to that, she served as the Company’s Vice President, Consumer Services. She joined the Company in 2001 to help launch the Company’s consumer services initiative. Ms. Schumann received her BA in Marketing from the University of Maryland’s Robert H. Smith School of Business.

Timothy P. Sheehan (33) joined us in January 2010 as our Vice President, Finance. Prior to joining us, Mr. Sheehan was Chief Financial Officer and director with Scale Finance LLC, a financial services consulting organization in North Carolina, from August 2008 to December 2009. From September 2006 to August 2008, he held the position of Vice President, Corporate Development at Minrad International, and from May 2004 to September 2006 he was an Associate at KeyBanc Capital Markets, a Cleveland, Ohio based middle-market investment bank. Mr. Sheehan has a B.S. in Accounting and a B.S. in Finance from Virginia Polytechnic Institute and State University and an M.B.A. from Wake Forest University, in addition to being a certified public accountant

Scott Soifer (47) joined the Company in January 2005 as Vice President, Marketing and Development and was promoted to Executive Vice President, Operations and Administration in July 2008 and Executive Vice President, Chief Administrative Officer in March 2010For more than 12 years prior to joining the Company, Mr. Soifer was an Associate Partner at Accenture (formerly Andersen Consulting), specializing in healthcare strategy, focused primarily on the health insurance sector.  Mr. Soifer has a Bachelor’s degree in Computer Science from the University of California at Santa Barbara and an MBA from the Kellogg School of Management at Northwestern University.

Joseph J. Travia, Jr. (57) was appointed President of the Company’s Fertility Centers Division in September 2007 and served in that capacity through December 2009. Prior to that, and effective January 1, 2010,  he served as Senior Vice President, Operations, Eastern Region.  He joined the Company in 2000 as its Vice President and Executive Director of Reproductive Science Center in New England.  Mr. Travia is a CPA and earned a B.S. in Management from Boston College and an M.B.A. from Babson College.

Claude E. White (61) joined the Company in March 1995 as General Counsel and Assistant Secretary.  In January 1998, Mr. White became Corporate Secretary, in addition to General Counsel, and in May, 2002 became a Vice President. Mr. White received his B.A. degree in Political Science from Rutgers College and his J.D. degree from Rutgers School of Law.

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Objectives

The goal of our compensation program is to attract, motivate and retain executives with the skills and experience necessary to help us achieve our strategic objectives and advance the long-term interests of our stockholders.  The program is designed to support a performance oriented environment and to motivate and reward the achievement of annual and long-term corporate and divisional financial and operational objectives. In addition, the Board of Directors requires that our Chief Executive Officer own shares of the Company’s common stock equivalent to 2 times annual base salary and our Executive Vice President and Chief Financial Officer own shares of the Company’s stock equivalent to 1.5 times annual base compensation. The Board of Directors has determined that such a requirement serves to align senior executives’ interests with the stockholders. Both our Chief Executive Officer, Mr. Higham, and our Chief Financial Officer, Mr Hlywak, have met and continue to meet this requirement.

A significant percentage of our executive compensation is weighted toward incentive cash bonus tied to the financial and operational performance of the Company and its Divisions.   When we achieve these targeted performance level, executive compensation can be substantially increased.  When we do not achieve targeted performance levels, the compensation that can be realized by our executives will be substantially reduced.  We believe this is an effective means of aligning our executives’ financial interests with the interests of our stockholders.

Elements and Allocation of Compensation

There are three main compensation elements that support our compensation philosophy- base salary, annual cash bonuses and equity grants.  The Compensation Committee, with the recommendation of our President and Chief Executive Officer has determined that executive compensation should be allocated primarily to base salary and the cash bonus. Base salary serves to attract and retain competent executives in what is an increasingly competitive marketplace. Cash bonuses under our Bonus Plans serve to help achieve the Company’s annual strategic objectives by motivating our executives to achieve the financial and operational milestones that support those objectives.   Equity grants serve the Company’s long-term strategic plan by incenting our executives to achieve long-range goals since generally the equity grants vest over a period of time and will become more valuable to the executive as the price of our Common Stock increases.

In determining the overall compensation for Mr. Higham and Mr. Hlywak for 2009, in 2008 the Compensation Committee reviewed the CEO and CFO overall compensation of a health care services peer group of ten companies with market capitalization of less than $150,000,000 (the “Peer Group”). The Peer Group consisted of  Allion Healthcare Inc., Capital Senior Living Corporation,  HealthTronics, Inc., LCA -Vision Inc., Life Sciences Research, Inc.,  Metropolitan Health Networks, Inc., Novamed, Inc., Quadramed Corporation., TLC Vision Corporation., and NightHawk Radiology.

Base Salary

Base salaries for our named executive officers are reviewed annually based upon the executive’s responsibilities and a comparison to competitive market levels for the executive’s job function. Base salaries are also reviewed at the time of a promotion or a significant change in responsibility. Among the factors considered for salary increases are individual and corporate performance, individual level of responsibility, contributions to the Company’s overall success, and current competitive market levels.

Cash Bonuses

A significant part of an executive’s compensation is the cash bonus under our Executive Incentive Compensation Plans (the “Bonus Plans”).    The Compensation Committee approves a separate Bonus Plan annually for our Corporate Personnel, the Consumer Services and Fertility Centers Divisions and  the Vein Clinics Division.The performance goals  contained in these plans are both financial and non-financial.  The Compensation Committee assigns a maximum cash bonuses as a percentage of each Executive’s salary (“Bonus Eligibility) which is 75% of base salary for our President and Chief Executive Officer, 50% of base salary for Division Presidents and Executive Vice Presidents, 40% of base salary for Senior Vice Presidents and 30% of salary for Vice Presidents.

The Bonus Plans consist of two parts:  Payouts under Part I are based on the Company achieving certain financial results tied to the Company’s budget at the Corporate and Division levels. Payouts under Part II are a combination of achieving common Company and Division business development and operational goals, plus individual performance goals. The maximum payout for each individual under Part I was 60% of the Bonus Eligibility and the maximum payout for each individual under Part II was 40% of Bonus Eligibility.

Part I-   Bonus Plan.

For 2009, the following table sets forth the performance target under Part 1 as approved by the Compensation Committee, the actual results relative to the performance target and the payout percentage to Corporate and Division personnel as a result of performance achieved:

	Performance Target	Actual Performance	Percent of Part I Bonus Earned
Consumer Services/Fertility Centers Contribution	$17,818,000	$16,790,000	10%

Vein Clinics Contribution	$3,496,000	$4,100,000	40%

Company Income Before Tax for Corporate Personnel	$7,703,000	$7,825,000	40%

Percentage of Bonus Eligibility (60% maximum) earned under Part I for 2009 by the Named Executive Officers were as follows:

Jay Higham-	40%
John Hlywak-	40%
Daniel Doman-	40%
Pamela Schumann-	10%
Joseph Travia -	10%

Part II-    Bonus Plan

Part II of the Bonus Plans set both business development and operational common milestones for Corporate and each Division, and individual milestones that related to business development and operational efficiencies.  For 2009, 10% of each Executive’s Bonus Eligibility was based on common milestones at either the Corporate or Division level and 30%, was based on individual milestones for a total of 40% of the Bonus Eligibility.

Percentage of Bonus Eligibility (40% maximum) earned under Part II by the Named Executive Officers were as follows:

Jay Higham-	40%
John Hlywak-	30%
Daniel Doman-	40%
Pamela Schumann-	5%
Joseph Travia -	35%

The total percentage of Bonus Eligibility earned for 2009 by the Named Executive Officers under Parts I and II and the percentage of their total compensation that the bonuses represented was as follows*:

	Total Percentage of Bonus Eligibility Earned	Bonus payout as a Percentage of total Compensation

Jay Higham	80%	29%
John Hlywak	70%	23%
Daniel Doman	80%	27%
Pamela Schumann	15%	6%
Joseph Travia	45%	16%

*See Summary Compensation Table on page 17 for Bonus amounts earned and total compensation earned.

Equity Awards

Equity Awards create a direct link between an executive’s compensation and stockholder returns by linking a portion of total executive compensation to the performance of the Company’s stock.  Historically, our executive compensation structure emphasized cash components over long-term incentive components, due primarily to the low trading volume of our Common Stock. As we have grown and the Company has improved financial performance, it has become more feasible to increase the emphasis on long-term incentives by increasing the equity portion of our overall compensation.  Stock incentives are typically granted annually to the executive officers; or in the case of new executives, at the time they join the Company.  Moreover, stock incentives may be granted in connection with promotions, to retain executive talent or to create focus on specific performance objectives. The Compensation Committee considers the same factors described under “Base Salaries” above when awarding stock grants.  Under the Company’s 2007 Long-Term Compensation Plan, the Compensation Committee may grant stock options, restricted stock or restricted stock units.   On January 1, 2009, the Compensation Committee granted restricted stock pursuant to the Company’s 2007 Long-Term Compensation Plan of 13,607 shares to Mr. Higham, and 5,080 shares of the Company’s Common Stock to each of the other Named Executive Officers.   These restricted stock awards vest over a 36-month period at the rate of 8.33% every 90 days of the 36-month period. Additionally, on January 1, 2009, Messrs. Higham and Hlywak were awarded Restricted Stock Units pursuant to which they would be granted 13,607 and 5,080 shares, respectively, of restricted stock in the event for the fiscal year 2009, the Company achieved Earnings Before Income Taxes, Depreciation and Amortization greater than $17,140,768.  Because this Earnings Before Income Taxes, Depreciation and Amortization threshold was achieved for 2009, Messrs. Higham and Hlywak were awarded Restricted Stock Grants in the amount of 13,607 and 5,080 shares, respectively, in March 2010.  The shares vest over three years at a rate of 8.33% per 90-day period.

The Compensation Committee may, from time to time, retain the services of a compensation consultant to advise and assist it in the performance of its functions. During 2009, the Compensation Committee did not engage the services of a compensation consultant.

Perquisites

We provide our President and Chief Executive Officer, Jay Higham, with a leased vehicle that is maintained at our expense. The total 2009 expenses related to the leased vehicle was $13,420.

401(k) Defined Contribution Plan

We maintain a 401(k) Plan that allows executives, as well as our other employees, to make elective salary deferrals in accordance with Internal Revenue Service regulations. In March 2010, we provided a discretionary match of 25% of an individual’s maximum contribution of $16,500, up to 1.5% of an individual’s compensation of $245,000 or less for the year ended December 31, 2009, for a maximum match of $3,675 per individual. For our President and Chief Executive Officer, our Executive Vice President and Chief Financial Officer and our other Named Executive Officers, we contributed the maximum match of $3,675 for the year ended December 31, 2009.

Retirement Benefits

No retirement benefits are provided to our executives.

Severance and Change of Control Arrangements

Jay Higham Employment Agreement

On October 10, 2005, we entered into an employment agreement with Jay Higham to serve as our President and Chief Executive Officer, effective January 1, 2006. Pursuant to the employment agreement, Mr. Higham was appointed as one of our directors on January 24, 2006. The employment agreement provides that Mr. Higham receive an annual base salary of $275,000, subject to increases. Under the employment agreement, Mr. Higham was granted shares of our common stock with a value of $400,000 based on the closing price of our Common Stock as reported on the NASDAQ Global Market on the first trading day of January 2006. The number of shares of our Common Stock granted to Mr. Higham was 32,000 and such shares of Common Stock vest over a 10-year period. Pursuant to the employment agreement, we may terminate Mr. Higham’s employment without cause on 30 days’ prior notice, in which event Mr. Higham will receive, as severance pay, 12 months’ base salary, plus Mr. Higham’s annual bonus, without regard to the condition precedents established for the bonus payment, in one lump sum payment. Under the employment agreement, if we had terminated Mr. Higham effective December 31, 2009, based on his 2009 compensation, he would have been paid an aggregate of $681,490, $389,423 of which represents his 2009 base salary and $292,067 of which represents twice the full amount of his accrued 2009 bonus.

The employment agreement further provides that if, within one year after a “Change of Control” (as defined in the employment agreement), Mr. Higham’s employment is terminated by Mr. Higham for “Good Reason” (as defined in the employment agreement) or by the Company without cause, Mr. Higham will be paid a lump sum amount equal to his base salary for a 24-month period, plus twice the full amount of Mr. Higham’s annual bonus based on his then current base salary, without regard to the condition precedents established for the bonus payment. Based on this change of control provision, if we had experienced a “Change of Control” in 2009 and Mr. Higham’s employment had been terminated effective December 31, 2009, for either “Good Reason” by Mr. Higham or without cause by us, Mr. Higham would have been entitled to termination pay equal to an aggregate of $1,362,980, $778,846 of which represents his then annualized base salary for 24-months and $584,134 of which represents twice the full amount of his annual bonus.

Under the employment agreement, Mr. Higham has agreed not to compete with us while employed by us and for a period of two years thereafter.

Executive Retention Agreements

We are also a party to executive retention agreements with our executive officers, including Mr. Hlywak, our Executive Vice President and Chief Financial Officer, and the other Named Executive Officers (excluding Mr. Higham).

The executive retention agreements provide for certain severance payments and benefits to the Named Executive Officers (other than Mr. Higham, who would be paid in accordance with the terms of his employment agreement)  in the event of a termination of their employment, either by us without cause or by the executive for “Good Reason” (as defined in the executive retention agreement), at any time within 18 months after we experience a “Change in Control” (as defined in the executive retention agreement) (any such termination, a “Qualifying Termination”). The Company would provide such Named Executive Officer with one year of base salary, bonus (if applicable) and benefits (or equivalent) in a lump sum payment.  In addition, pursuant to the terms of the executive retention agreements, all incentive stock options granted to such Named Executive Officer will become fully vested upon a Qualifying Termination, subject to certain terms and conditions.

 In the event Mr. Hlywak had been terminated without cause effective December 31, 2009 as a result of a “Change in Control” that occurred in 2009, Mr. Hlywak would have been paid an aggregate of $412,788, $275,192 of which represents his 2009 annual base salary and $137,596 of which represents the bonus amount Mr. Hlywak would have been eligible to receive. For each of the other Named Executive Officers, had they been terminated without cause effective December 31, 2009 as a result of a “Change in Control” that occurred in 2009, he or she would have been paid his or her 2009 annual base salary and bonus amount which he or she would have been eligible to receive. For Mr. Doman, the payment would have been an aggregate of $348,432, $232,288 of which represents annual base salary and $116,144 of which represents bonus. For Mr. Travia, the payment would have been an aggregate of $385,529, $257,019 of which represents annual base salary and $128,510 of which represents bonus. For Ms. Schumann, the payment would have been an aggregate of $358,269, $238,846 of which represents annual base salary and $119,423 of which represents bonus.

In addition, under the executive retention agreements, in the event a Named Executive Officer, other than Mr. Higham, who would be paid in accordance with the terms of his employment agreement, is terminated without cause under circumstances outside a “Change in Control,” each Named Executive Officer would be paid 90 days base salary continuation.   If the Named Executive Officers had been terminated without cause under circumstances outside a “Change in Control” effective December 31, 2009, the total payments to Mr. Hlywak would have been equal to $68,798, the total payments to Mr. Doman would have been equal to $58,072, the total payments to Mr. Travia would have been equal to $64,255 and the total payments to Ms. Schumann would have been equal to $59,712.

Also, pursuant to the executive retention agreements, we would be required to pay each such Named Executive Officer for all reasonable fees and expenses incurred by them in litigating their rights under the executive retention agreements, to the extent a Named Executive Officer is successful in any such litigation.

Finally, in certain circumstances, Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), limits to $1 million the deductibility of compensation, including stock-based compensation, paid to executives by public companies. None of the compensation paid to our executive officers in 2009 exceeded the threshold for deductibility under Section 162(m).

SUMMARY COMPENSATION TABLE

The following table sets forth a summary of the compensation paid or accrued by the Company during the years ended December 31, 2009, 2008 and 2007 for the Company’s President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer and for the next three most highly compensated executive officers (the “Named Executive Officers”).

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)(3)	Option Awards (1)	All Other Compensation (2)	Total

Jay Higham (President and Chief Executive	2009	$389,423	$225,000	$93,750	—	$17,095	$765,268
	2008	$330,000	$128,700	$70,949	$112,516	$15,913	$658,078
	2007	$300,000	$195,000	$154,000	—	$13,555	$662,555
Officer)

John W. Hlywak, Jr. (Executive Vice President and Chief Financial Officer)	2009	$275,192	$92,750	$35,000	—	$3,675	$406,617
	2008	$256,000	$76,500	$38,252	$56,259	$3,450	$430,461
	2007	$245,000	$122,500	$84,807	—	$3,300	$455,607

Daniel Doman(3) President Vein Clinics Division	2009	$232,288	$98,140	$35,000	—	$3,675	$369,103
	2008	$221,880	$42,750	$100,000	$49,550	$6,014	$420,198
	2007	$79,167	$56,670	—	—	—	$135,837

Pamela Schumann(4) (President, Consumer Services)
	2009	$238,846	$17,250	$35,000	—	$3,675	$294,771
	2008	$210,000	$84,000	$27,500	$56,259	$3,450	$381,209
	2007	$122,635	$31,863	$111,075	—	$2,895	$268,468

Joseph J. Travia, Jr. (President, Fertility Center Division)	2009	$257,019	$55,688	$35,000	—	$3,675	$351,382
	2008	$245,000	$110,250	$37,500	$56,259	$3,450	$452,459
	2007	$222,654	$87,200	$124,600	—	$3,300	$437,754

(1)
See Note 19 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for a discussion of the assumptions made in the valuation of the restricted stock and the  option awards.

(2)
This column includes the amounts of $13,420, $12,463 and $10,255 for the years ended December 31, 2009, 2008 and 2007, respectively, paid by the Company in connection with a vehicle leased for Mr. Higham, $2,564 for the year ended December 31, 2008 paid by the Company in connection with a vehicle leased for Mr. Doman, plus amounts representing Company matches made for the Named Executive Officers under the Company’s 401(k) Plan.

(3)       Mr. Doman joined the Company on August 8, 2007 with the acquisition of VCA.

(4)       Ms. Schumann worked on a part-time basis from January 1, 2006 through November 14, 2007.

GRANTS OF PLAN-BASED AWARDS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009

The following table sets forth certain information concerning the Named Executive Officers with respect to grants of plan-based awards for the fiscal year ended December 31, 2009:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1)	Grant Date Fair Value Of Stock & Option Awards
Jay Higham	1/02/09	13,607	$93,750
John W. Hlywak, Jr.	1/02/09	5,080	$35,000
Dan Doman	1/02/09	5,080	$35,000
Pamela Schumann	1/02/09	5,080	$35,000
Joseph Travia, Jr.	1/02/09	5,080	$35,000

(1)
Represents grants of restricted stock granted pursuant to the Company’s 2007 Long-Term Compensation Plan.  These restricted stock awards vest over a 36-month period at the rate of 8.33% every 90 days of the 36-month period.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

The following table sets forth outstanding equity awards with respect to the Named Executive Officers at December 31, 2009:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested (2)

Jay Higham	3,135 23,100	$11.20 $8.06	01/02/2018 07/22/2018	35,954	$284,393

John W. Hlywak, Jr.	1,568 11,550	$11.20 $8.06	01/02/2018 07/22/2018	7,774	$61,496

Dan Doman	11,550	$8.06	07/22/2018	11,091	$87,731

Pamela Schumann	1,568 11,550	$11.20 $8.06	01/02/2018 07/22/2018	10,899	$86,210

Joseph J. Travia, Jr.	1,568 11,550	$11.20 $8.06	01/02/2018 07/22/2018	8,568	$88,250

(1)
Restricted stock awards granted January 4, 2006 to Mr. Higham vest over a 120-month period at the rate of 2.5% every 90 days of the 120-month period. Restricted stock awards granted May 23, 2006 to the Named Executive Officers vest over a 36-month period at the rate of 8.33% every 90 days of the 36-month period. Restricted stock awards granted May 15, 2007 to the Named Executive Officers vest over a 36-month period at the rate of 8.33% every 90 days of the 36-month period. Twenty-five percent of the restricted stock awards granted to Messrs. Higham and Hlywak on September 24, 2007 vested immediately with the balance vesting over a 36-month period at the rate of 8.33% every 90 days of the 36-month period. Restricted stock awards granted September 24, 2007 to Ms. Schumann and Mr. Travia vest over a 60-month period at the rate of 5% every 90 days of the 60-month period. The Named Executive Officers received two restricted stock awards on May 13, 2008; the first restricted stock award vests over a 36-month period at the rate of 8.33% every 90 days of the 36-month period and the second restricted stock award vests on May 12, 2011. Of the total 7,831 shares of restricted stock granted to Mr. Higham, 6,265 vest over a 36-month period at the rate of 8.33% every 90 days of the 36-month period and 1,566 shares vest on May 12, 2011. Of the total 4,222 shares of restricted stock granted to Mr. Hlywak, 3,378 vest over a 36-month period at the rate of 8.33% every 90 days of the 36-month period and 844 shares vest on May 12, 2011. All of the 11,038 shares of restricted stock granted to Mr. Doman vest over a 36-month period at the rate of 8.33% every 90 days of the 36-month period. Of the total 4,139 shares of restricted stock granted to Ms. Schumann, 3,311 vest over a 36-month period at the rate of 8.33% every 90 days of the 36-month period and 828 shares vest on May 12, 2011. Restricted stock awards granted January 2, 2009 to the Named Executive Officers vest over a 36-month period at the rate of 8.33% every 90 days of the 36-month period.

(2)	The market value of the restricted stock awards is based on the last reported sale price for our Common Stock on December 31, 2009, as reported by the NASDAQ Global Market, which was $7.91.

OPTION EXERCISES AND STOCK VESTED FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009

The following table shows option exercises and stock award vesting with respect to the Named Executive Officers for the year ended December 31, 2009:

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Jay Higham	12,821	$120,244
John W. Hlywak, Jr.	5,067	$46,186
Dan Doman	3,562	$30,856
Pamela Schumann	4,574	$41,451
Joseph J. Travia, Jr.	4,991	$45,187

(1)	Reflects shares of restricted stock that vested during the year ended December 31, 2009.

(2)	The value realized on vesting is based on the last reported sale price for our Common Stock on the vesting date, as reported by the NASDAQ Global Market.

Pension Benefits

The Company does not have any pension plans.

Nonqualified Deferred Compensation

The Company does not have a deferred compensation plan.

Proposal 2

APPROVAL TO AMEND AND RESTATE THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Company’s Restated Certificate of Incorporation currently provides for authorized capital stock consisting of 15,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $1.00 per share.

The Board of Directors of the Company has unanimously adopted and recommended that the stockholders approve amending and restating the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock by 5,000,000 from 15,000,000 to 20,000,000.  The 5,000,000 shares of Preferred Stock which the Company is authorized to issue will remain unchanged.

As of April 1, 2010 there were 11,703,400 shares of the Company’s Common Stock outstanding. In addition, there were 114,225 shares of the Company’s Common Stock reserved for issuance upon the exercise of outstanding stock options, 234,609 shares of the Company’s Common Stock reserved for issuance under the Company’s 2007 Long-Term Compensation Plan and 2,153 shares of the Company’s Common Stock reserved for issuance under the Company’s 2000 Long-Term Compensation Plan.  There are no currently issued shares of Preferred Stock outstanding, and no change is being made to any right of any prospective holder of Preferred Stock.

The additional authorized Common Stock would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding. The holders of Common Stock of the Company are not entitled to preemptive rights or cumulative voting. Accordingly, the issuance of additional shares of Common Stock might dilute, under certain circumstances, the ownership and voting rights of the Company’s stockholders. The increase in the number of authorized shares of Common Stock may possibly be used in anti-takeover actions. While the authorization of additional shares of Common Stock might have such an effect, the Board of Directors does not intend or view the proposed increase in authorized shares of Common Stock as an anti-takeover measure.

The authorized shares of Common Stock in excess of those presently outstanding will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by the Company’s stockholders, except as may be required by applicable laws or regulations, including stock exchange rules. The Board of Directors believes that it is in the best interests of the Company and its stockholders to have additional shares of Common Stock authorized, which would be available for issuance for stock dividends, stock splits, retirement of indebtedness, employee benefit programs, corporate business combinations, acquisitions, debt leverage management, public and private financings, working capital or other corporate purposes. The Board of Directors believes the current number of authorized and unissued shares of Common Stock available for issuance is too limited to allow prompt or flexible action by the Board of Directors if and when needed. The Company and the Board of Directors have no current plans to issue any of the proposed additional authorized shares of Common Stock. Because the holders of Common Stock do not have preemptive rights, the issuance of Common Stock (other than on a pro rata basis to all current stockholders) would reduce the current stockholders’ proportionate interests. However, in any such event, stockholders wishing to maintain their interests may be able to maintain a proportionate interest through normal market purchases.

Stockholders are not entitled to dissenter’s rights or appraisal rights with respect to this proposal, and the Company will not independently provide stockholders with any such rights.

It is expected that the proposed amendment, if approved by the stockholders, will be made effective as soon as reasonably practicable after stockholder approval by filing an Amended and Restate Certificate of Incorporation with the Secretary of State of the State of Delaware.  When the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, paragraph A of Article IV of the Company’s Amended and Restated Certificate of Incorporation, which sets forth the Company’s presently authorized capital stock, will be amended to read in its entirety as follows:

“The authorized capital stock of the Corporation shall consist of twenty-five million (25,000,000) shares, consisting of twenty million (20,000,000) shares of Common Stock, each having a par value of $.01 (the “Common Stock”), and five million (5,000,000) shares of Preferred Stock, each having a par value $1.00 per share.”

The form of the Amended and Restated Certificate of Incorporation is set forth as Appendix A to this Proxy Statement.

The Board of Directors recommends a vote “FOR” amending and restating the Company’s Restated Certificate of Incorporation.  Your Proxy will be voted in accordance with the choice specified thereon, or, if no choice is properly indicated, “FOR” amending and restating the Company’s Restated Certificate of Incorporation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.  Such executive officers, directors, and greater than 10% beneficial owners are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms filed by such reporting persons.

To the Company’s knowledge, based solely on the Company’s review of copies of such reports furnished to the Company and written representations from certain reporting persons that no other reports were required, all of the Company’s executive officers and directors, and greater than 10% beneficial owners complied with applicable Section 16(a) filing requirements during the year ended December 31, 2009, with the exception of Gerardo Canet and Lawrence J. Stuesser.  Mr. Canet sold 2,000 shares of Common Stock on September 21, 2009 and filed a Form 4 on March 17, 2010.  Mr. Stuesser exercised options to purchase 6,156 shares of Common Stock on September 17, 2009 and filed a Form 4 on October 26, 20009.

COMPENSATION COMMITTEE REPORT1

The Compensation Committee, under a delegation of authority from the Board of Directors, reviews and makes decisions with respect to salaries, wages, bonuses, equity awards and other benefits and incentives for executive officers of the Company. The Compensation Committee also administers all compensation programs for executive management of the Company. The Compensation Committee held four regular meetings in 2009.

The Compensation Committee has a charter, a copy of which is available to stockholders at the Company’s website http://www.integramed.com under the heading “Investors – Board Committees.” Section thereof.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and those discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Elizabeth E. Tallett (Chairperson)
Wayne R. Moon
Lawrence J. Stuesser
Yvonne S. Thornton, M.D.

AUDIT COMMITTEE REPORT2

The Audit Committee has oversight for the Company’s financial reporting on behalf of the Board of Directors. The Audit Committee, composed of four independent directors (as defined by Section (a)(2) of Nasdaq Listing Rule 5605, held four regular and four telephonic meetings in 2009, and operates under an amended and restated charter approved by the Board of Directors in December 2009.  One member of the Audit Committee, Mr. Stuesser, is an “audit committee financial expert” as such term is defined in Item 407 of Regulation S-K promulgated by the Commission.

 Management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal controls and the Company’s compliance with legal and regulatory requirements. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Company’s Annual Report on Form 10-K.

The Audit Committee has discussed with the Company’s independent auditors, Amper, Politziner & Mattia, LLP., the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200 T.

The Audit Committee has received and reviewed the written disclosures and the letter from Amper, Politziner & Mattia, LLP. required by applicable requirements of the Public Company Accounting Oversight

1 The material in this report is not soliciting material, is not deemed filed with the Commission and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates the report by reference in any such document, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing..  The Company has specifically incorporated this report by reference in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009..  As such, this report will be deemed furnished in such Annual Report on Form 10-K and will not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act as a result of furnishing the disclosure in this manner.

2 The material in this report is not soliciting material, is not deemed filed with the Commission and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates the report by reference in any such document, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

 Board for independent auditor communications with Audit Committees concerning independence and has discussed with Amper, Politziner & Mattia, LLP. its independence.

The Audit Committee has also considered whether any services provided by Amper, Politziner & Mattia, LLP not related to the audit of the financial statements referred to above and the reviews of the interim financial statements included in the Company’s Form 10-Qs for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 were compatible with maintaining the independence of Amper, Politziner & Mattia, LLP.

Based on the reviews and discussions referred to above, the Audit Committee, in accordance with its charter, recommended to the Company’s Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Commission. The Audit Committee has appointed Amper, Politziner & Mattia, LLP. for the Company’s 2010 fiscal year audit.

Lawrence J. Stuesser (Chairperson)
Wayne R. Moon
Elizabeth E. Tallett
Yvonne S. Thornton, M.D.

INDEPENDENT PUBLIC ACCOUNTANTS

On April 14, 2005, the Company engaged Amper, Politziner & Mattia, LLP (“Amper”) as its independent registered public accounting firm.  The Audit Committee of the Company’s Board of Directors made the decision to engage Amper.

The Audit Committee engaged Amper to audit the Company’s financial statements as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009.  A representative from Amper is expected to be present at the 2010 Annual Meeting with the opportunity to make a statement, if desired.  The Amper representative is also expected to be available to respond to appropriate questions.

Pre-Approval Policy

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee Charter, as amended in 2009, all audit and audit-related work and all non-audit work performed by the independent accountants, must be submitted to the Audit Committee for specific approval in advance by the Audit Committee, including the proposed fees for such work.  The Audit Committee has not delegated any of its responsibilities to management.

All of the services described below for 2009 and 2008 were pre-approved by the Audit Committee and/or the Audit Committee Chairman before such services were rendered by Amper for the fiscal years ended December 31, 2008 and December 31, 2009.

Audit Fees

Audit fees billed or expected to be billed to the Company by Amper for the audit of the consolidated financial statements included in the Company’s Annual Report on Form 10-K, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and consultation on accounting topics for the year ended December 31, 2009 totaled $315,000.   Similar fees by Amper for the year ended December 31, 2008 totaled $315,000.

Audit-Related Fees

The aggregate fees billed by Amper for audit-related services for the year ended December 31, 2009 were $220,000 and primarily related to various Commission filings, including a Restatement of our Form 10-K for the year ended December 31, 2008 and an S-1 Registration Statement. The aggregate fees billed by Amper for audit related services for the year ended December 31, 2008 were $33,000 and primarily related to an employee benefit plan review.

Tax Fees

For the year ended December 31, 2009, the Company will pay Amper approximately $89,000 related to tax services and for the year ended December 31, 2008, the Company paid Amper, approximately $72,000 related to tax services.

All Other Fees

There were no other fees for the years ended December 31, 2009 and 2008.

RELATED PARTY TRANSACTIONS

Consulting Agreement

We have had consulting agreements with Gerardo Canet, the Chairman of our Board of Directors. The consulting agreement provided for compensation of $125,000 for the year ended December 31, 2008. That consulting agreement expired on December 31, 2008 and was replaced with a new one-year consulting agreement providing for $36,000 in compensation.

Sale to IAT

In connection with the public offering of the Company’s Common Stock in February 2010, we offered 500,000 shares directly to IAT, our largest stockholder, at a price per share of $7.50, the same price as the price to the public (excluding underwriting discounts and commissions).  As a result, IAT paid us an aggregate of $3.8 million in connection with this sale of Common Stock.

Policies and Procedures for Related Party Transactions

We do not have written policies and procedures for the review, approval or ratification of related party transactions. However, any related party transaction is reviewed and discussed by our Board of Directors or an appropriate committee of our Board of Directors with responsibility for the subject matter. For example, the consulting agreement with Mr. Canet was reviewed and approved by the Compensation Committee of our Board of Directors.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Under the Commission’s proxy rules, stockholder proposals that meet certain conditions may be included in the Company’s proxy statement and form of proxy for a particular annual meeting.  Stockholders that intend to present a proposal at the Company’s 2011 annual meeting of stockholders must give notice of the proposal to the Company no later than December 13, 2010 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.  Stockholders that intend to present a proposal at the 2011 annual meeting of stockholders that will not be included in the proxy statement and form of proxy must give notice of the proposal to the Company no earlier than January 25, 2011 and no later than February 24, 2011.  Receipt by the Company of any such proposal from a qualified stockholder in a timely manner will not guarantee its inclusion in the Company’s proxy materials or its presentation at the 2011 annual meeting of stockholders because there are other requirements in the proxy rules.

Pursuant to Rule 14a-4 under the Exchange Act, the Company intends to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in the Company’s proxy statement for our 2011 annual meeting of stockholders, except in circumstances where (i) the Company receives notice of the proposed matter no earlier than January 25, 2011 and no later than February 24, 2011, and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.

GENERAL

The management of the Company does not know of any matters other than those stated in this Proxy Statement, which are to be presented for action at the 2010 Annual Meeting.  If any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies.  Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

The Company will bear the costs related to preparing, printing, assembling and mailing the proxy card, Proxy Statement and other material which may be sent to stockholders in connection with this solicitation, which are expected to be approximately $10,000.   It is contemplated that brokerage houses will forward the proxy materials to beneficial owners at the request of the Company.  In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit by telephone proxies without additional compensation.  The Company does not expect to pay any compensation for the solicitation of proxies.

The Company will provide without charge to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2009 (as filed with the Commission), including the financial statements thereto. All such requests should be directed to Mr. John W. Hlywak, Jr., Executive Vice President and Chief Financial Officer of IntegraMed America, Inc., Two Manhattanville Road, Purchase, New York 10577. You may also obtain certain other of the Company’s Commission filings through the Internet at http://www.sec.gov or under “Investors – SEC Filings” at http://www.integramed.com, the Company’s website.

Claude E. White
Vice President, General Counsel & Secretary

Dated:  April 20, 2010

Appendix A

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INTEGRAMED AMERICA, INC.

Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware

IntegraMed America, Inc., a corporation organized and existing under the laws of the State of Delaware hereby certifies that:

FIRST:  The name of the Corporation is IntegraMed America, Inc. (the “Corporation”).  The Corporation was originally incorporated under the name IVF Australia (USA), Ltd.  The certificate of incorporation was filed with the Secretary of State of the State of Delaware on June 4, 1985 (the “Certificate of Incorporation”).

SECOND:  The amendments set forth below and restatement of the Certificate of Incorporation were duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 211 of the General Corporation Law of the State of Delaware.

THIRD:  The amendments set forth below and restatement of the Certificate of Incorporation were duly adopted by the board of directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

FOURTH:  At the effective time of the Amended Certificate of Incorporation, the Amended Certificate of Incorporation of the Corporation shall read as follows:

ARTICLE I
NAME

The name of the Corporation (hereinafter called the “Corporation”) is IntegraMed America, Inc.

ARTICLE II
ADDRESS

The registered office of the Corporation within the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle.  The registered agent of the Corporation within the State of Delaware is Corporation Service Company, the business office of which is identical with the registered office of the Corporation.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV
CAPITAL STOCK

A.           The authorized capital stock of the Corporation shall consist of twenty-five million (25,000,000) shares, consisting of twenty million (20,000,000) shares of Common Stock, each having a par value of $.01 (the “Common Stock”), and five million (5,000,000) shares of Preferred Stock, each having a par value $1.00 per share (the “Preferred Stock”).

B.           The Preferred Stock may be issued from time to time in one or more series of any number of shares provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized.  Each series of Preferred Stock shall be distinctively designated by letter or descriptive words. All series of Preferred Stock shall rank equally and be identical in all respects except as permitted by the provisions of this Article IV.

C.           Authority is hereby expressly vested in the Board of Directors from time to time to issue the Preferred Stock as Preferred Stock of any series and in connection with the creation of each such series to fix by the resolution or resolutions providing for the issue of shares thereof the designations, preferences, limitations and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, to the full extent now or hereafter permitted by this Restated Certificate of Incorporation and the laws of the State of Delaware, including, without limitation:

(1)           the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (but not above the total number of authorized shares of the series) or decreased (but not below the number of shares thereof then outstanding) from time to time by a resolution or resolutions of the Board of Directors, all subject to the conditions or restrictions set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock;

(2)           the dividend rate payable on shares of such series, the conditions and dates upon which such dividends shall be payable, the preferences or relation which such dividend shall bear to the dividends payable on any other class or classes or any other series of capital stock (except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation), and whether such dividends shall be cumulative or non-cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

(3)           whether the shares of such series shall be subject to redemption by the Corporation and, if made subject to redemption, the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed by the Corporation;

(4)           the amount or amounts payable upon the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the preferences or relation which such payments shall bear to such payments made on any other class or classes or any other series of capital stock (except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation);

(5)           whether or not the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Corporation, or any series thereof, or for any other series of the same class of capital stock of the Corporations or for debt of the Corporation evidenced by an instrument of indebtedness, and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(6)           whether the holders of shares of such series shall have any right or power to vote or to receive notice of any meeting of stockholders, either generally or as a condition to specified corporate action; and

(7)           any other preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as may be permitted by the laws of the State of Delaware and as shall not be inconsistent with this Article IV.

D.          Shares of Preferred Stock which have been issued and reacquired in any manner by the Corporation (excluding, until the corporation elects to retire them. others which are held as treasury shares, but including shares redeemed, shares purchased and retied and shares which have been converted into shares at Common stock) shall have the status of authorized but unissued shares of Preferred Stock and may be reissued as a part of the series or which they were originally a part or may be reissued as a part. of another series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board or Directors providing for the issuance of any series of Preferred Stock.

E.           Except as otherwise provided by the resolution or resolutions providing for the issuance of any series of Preferred Stock, after payment shall have been made to the holders of Preferred Stock of the full amount of dividends to which they shall be entitled pursuant to the resolution or resolutions providing for the issuance of any series of Preferred Stock, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors.

F.           Except as otherwise provided by the resolution or resolutions providing for the issuance of any series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of Preferred Stock of the full amounts to which they shall be untitled pursuant to the resolution or resolutions providing for the issuance of any series of Preferred Stock, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to share, ratably according to the number of shares of common stock hold by them, in all remaining assets of the Corporation available for distribution to its stockholders.

G.          The holders of Preferred Stock shall not have any preemptive rights except to the extent such rights shall be specifically provided for its the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors.

ARTICLE V
POWERS OF DIRECTORS; ELECTION OF DIRECTORS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered, without the assent or vote of the stockholders of the Corporation, to make, alter, amend and repeal the By-laws of the Corporation, in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation of the Corporation.  Election of directors need not be by ballot, unless the By-laws of the Corporation shall so provide.

ARTICLE VI
AMENDMENT OF CERTIFICATE OF INCORPORATION

From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at that time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of said laws.

ARTICLE VII
INDEMNIFICATION AND EXCULPATION OF DIRECTORS

(a)           The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section.  The Corporation shall advance expenses to the fullest extent permitted by said Section.  Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.  The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

(b)           To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director shall be personally liable to the Corporation or its stockholders for any monetary damages for breach of fiduciary duty as a director.  Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit.

(c)           Neither the amendment or repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article shall adversely affect any right or protection existing under this Article at the time of such amendment or repeal.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be subscribed to by its President and Chief Executive Officer this 25th day of May, 2010.

INTEGRAMED AMERICA, INC.

By:
Jay Higham,
President and Chief Executive Officer

Appendix B
INTEGRAMED AMERICA, INC.

AUDIT COMMITTEE CHARTER

As Amended and Restated December 12, 2006
(As amended December 14, 2009)
Purpose

The primary purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of IntegraMed America, Inc. (the “Company”) is to assist the Board in its oversight of (a) the integrity of the Company’s financial statements and its financial reporting and disclosure practices, (b) the soundness of the Company’s accounting, auditing and financial reporting practices, including the internal controls and audit functions (c) the Company’s compliance with legal and regulatory requirements, (d) the Company’s overall risk management profile and (e) the appointment, compensation, qualifications, independence and performance of the Company’s independent auditors.

Membership

The Committee shall consist of three or more directors all of whom, in the judgment of the Board, shall be independent in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and NASDAQ listing standards. Each member shall, in the judgment of the Board, be financially literate under NASDAQ Rule 4350(d)(2), including having the ability to read and understand the Company’s basic financial statements or at the time of appointment undertaking training for that purpose. At least one member of the Committee shall, in the judgment of the Board, be a “financial expert” as defined by Item 407 of Regulation S-K.  Committee members shall not simultaneously serve on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of the director to effectively serve on the Committee, and the Company discloses this determination in the Company’s annual proxy statement. The members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Governance Committee of the Board. Committee members may be replaced by the Board.

Committee Authority and Responsibility

The Committee shall:

1.           Appoint the independent auditors for the purpose of preparing and issuing an audit report or to perform related work, and set such independent auditors’ compensation, and if appropriate, replace such independent auditors.

2.           Pre-approve all audit and permitted non-audit services to be performed by the Company’s independent auditors; or delegate the authority to pre-approve such services to one or more members of the Committee, who shall report any decision to preapprove any services to the full Committee at its regularly scheduled meetings.

3.           Report the pre-approval of any permitted non-audit services to management for disclosure in the Company’s periodic reports.

4.           Review with the independent auditors selected by the Committee the scope of the prospective audit, the estimated fees therefor and such other matters pertaining to such audit as the Committee may deem appropriate.

5.           Receive, review and discuss:

5.1           a report by the Company’s independent auditors describing (i) the Company’s independent auditors internal quality-control procedures, (ii) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Company’s independent auditors, and any steps taken to deal with any such issues, (iii) in an effort to assess the Company’s independent auditors’ independence, all relationships between the Company’s independent auditors and the Company and (iv) any significant deficiencies and material weaknesses identified during their audit on management’s assessment of internal controls.

5.2           all other reports from the Company’s independent auditors, including the annual comments from the Company’s auditors on accounting procedures and systems of control.

5.3.           copies of the annual comments from the Company’s independent auditors on accounting procedures and systems of control; review and consider whether the provision by the Company’s independent auditors of any permitted non-audit services is compatible with maintaining their independence; review and approve the non-audit fees of the Company’s independent auditors; and review with the Company’s independent auditors any questions, comments or suggestions they may have relating to the internal controls, accounting practices or procedures of the Company or its subsidiaries, and any audit problems or difficulties and management’s responses.

6.           Review, at least annually, the then current and future programs with respect to the Company’s internal audit procedures, including the procedure for assuring implementation of accepted recommendations made by the Company’s independent auditors; and review any issues that arise regarding the performance of the Company’s internal audit function and the significant matters contained in any internal audit function reports.

7.           Make or cause to be made, from time to time, such other examinations or reviews as the Committee may deem advisable with respect to the adequacy of the systems on internal controls and accounting practices of the Company and its subsidiaries and with respect to current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate.

8.           Review with management and the Company’s independent auditors the annual and quarterly financial statements of the Company, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any critical or material accounting policies, principles or practices used, considered or changed in preparing the statements prior to the filing of a report on Form 10-K or 10-Q with the SEC.  Such review will also include (1) the items required by SAS 61 and SAS 90 as in effect at that time in the case of the annual statements and SAS 100 and SAS 90 as in effect at that time in the case of the quarterly statements, (2) the results of the independent auditor’s reviews of such financial statements, (3) the adequacy of the Company’s internal controls which could significantly affect the Company’s financial statements and (4) off-balance sheet structures on the Company’s financial statements.  During such review, or otherwise, the Committee shall determine that the independent auditors are satisfied with the disclosures in and contents of the financial statements and shall inform management that the Committee is satisfied with the inclusion of such disclosures and financial statements in the applicable Form 10-K or 10-Q which is to be filed with the SEC.

9.           Review and discuss with management and the independent auditor, as applicable, earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

10.           Review and discuss with Company management Company guidelines and policies with respect to risk assessment and risk management, the Company’s major risk exposures and the steps management has taken to monitor and control such exposures.

11.           Receive from the Company’s independent auditors the report required by Independence Standards Board Standards No. 1 as in effect at that time and discuss it with the Company’s independent auditors.

12.           Review the status of compliance with laws, regulations, and internal procedures, contingent liabilities and risks that may be material to the Company, the scope and status of systems designed to assure Company compliance with laws, regulations and internal procedures, through receiving reports from management, legal counsel and other third parties as determined by the  Committee on such matters, as well as major accounting, legislative and regulatory developments and pronouncements which could materially impact the Company’s contingent liabilities and risks.

13.           Establish and maintain procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company’s accounting, internal controls or auditing matters and the Company’s Corporate Compliance Manual. Establish clear hiring policies for employees or former employees of the Company’s independent auditors.

14.           Obtain the advice and assistance, as appropriate, of independent counsel and other advisors as necessary to fulfill the responsibilities of the Committee.

15.           Report regularly to the Board as to the Committee’s accomplishments of its purposes and responsibilities.

16.           Conduct an annual performance evaluation of the Committee and deliver a written or oral report to the Board of Directors.

17.           Annually review the Committee’s charter and recommend any changes to the charter deemed necessary by recent accounting and regulatory pronouncements or desirable by the Committee.

18.           Investigate, review and report on propriety and ethical implications of any material transactions, as defined by SFAS No. 57, reported to the Committee between the Company and any employee, officer or member of the Board or any affiliate of the foregoing.

19.           Prepare the audit committee report required by the SEC to be included in Company’s proxy statement.

20.           Review the experience and qualifications of the Company’s senior finance executives.

21.           Perform other responsibilities as directed by the Board of Directors.

Meetings

The Committee shall meet as it determines, but not less frequently than quarterly. Not less than two members shall be in attendance for a quorum. The Committee shall meet periodically with management and the independent auditors in separate executive sessions. The proceedings of all meeting shall be reflected in written minutes, which shall be maintained with the records of proceedings of the Board.

The Committee is governed by the same rules and regulations regarding meetings (including meetings by teleconference or similar communications equipment), action without meetings, notice waiver of notice, and quorum and voting requirements as are applicable to the Board.  The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Resources and Authority

The Committee shall have the resources and authority necessary to discharge its duties and responsibilities, including authority to retain outside counsel or other experts or consultants, as it deems appropriate.  The Committee shall have sole authority to approve related fees and retention terms.

Limitation of Audit Committee’s Role

The Audit Committee’s role is one of oversight. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements.  Management is responsible for the fair presentation of the information set forth in the financial statements in conformity with GAAP.  The independent auditor’s responsibility is to provide their opinion, based on their audits, that the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with GAAP.  While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and in conformity with GAAP.  Further, it is not the duty of the Audit Committee to assure compliance with applicable laws and regulations or the Company’s Code of Ethical Conduct.

ANNUAL MEETING OF STOCKHOLDERS OF

INTEGRAMED AMERICA, INC.

May 25, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at: http://www.integramed.com/proxy

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS
AND “FOR” AMENDING AND RESTATING THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ⌐X

FOR AGAINST ABSTAIN

1. Election of Directors:

NOMINEES
		☐	Kush K. Agarwal

☐	FOR ALL NOMINEES	☐	Gerardo Canet

		☐	Jay Higham
☐	WITHHOLD AUTHORITY
	FOR ALL NOMINEES	☐	Wayne R. Moon

		☐	Lawrence J. Stuesser
☐	FOR ALL EXCEPT
	(See instructions below)	☐	Elizabeth E. Tallett

		☐	Yvonne S. Thornton, M.D.

INSTRUCTIONS:  To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as show here:  ●

		FOR	AGAINST	ABSTAIN
2.	To amend and restate the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock par value $0.01 per share from 15,000,000 to 20,000,000 shares	☐	☐	☐

In their discretion, proxies are authorized to vote upon such business as may properly come before the meeting.

The shares of Common Stock represented by this proxy will be voted as directed. If no contrary instruction is given, the shares of Common Stock will be voted FOR the election of the nominees and FOR the amended and restated the Company’s Restated Certificate of Incorporation.

To change the address on your account, please indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder  _______________________       Date:  _______________       Signature of Stockholder   _______________________        Date:   _______________

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

PROXY INTEGRAMED AMERICA, INC.
Annual Meeting of Stockholders This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jay Higham or Claude E. White as proxy to represent the undersigned at the Annual Meeting of Stockholders to be held at the Company’s Headquarters, Two Manhattanville Road, 3rd Floor, Purchase, New York 10577 on May 25, 2010 at 10:00 a.m. and at any adjournments thereof, and to vote the shares of Common Stock the undersigned would be entitled to vote if personally present, as indicated on the reverse:

(Continued and to be signed on the reverse side)